Exhibit 99.1

NOCERA ANNOUNCES PRICING OF $6.58 MILLION PUBLIC OFFERING, NASDAQ LISTING AND REVERSE STOCK SPLIT

Taipei City, Taiwan, August 10, 2022 (GLOBE NEWSWIRE) -- Nocera, Inc. (OTC: NCRA; NASDAQ: NCRA) (“Nocera” or “the Company”), a fully integrated sustainable seafood company with a focus on manufacturing and operating land-based Recirculatory Aquaculture Systems (RAS), today announced the pricing of its underwritten public offering of 1,880,000 units, each unit consisting of one share of common stock (the “Common Stock”) and one warrant (the “Warrants”) to purchase two shares of Common Stock, at a public offering price of $3.50 per unit, for aggregate gross proceeds of approximately $6.58 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. The shares of Common Stock and Warrants comprising the units are immediately separable and will be issued separately. Each Warrant permits the holder to purchase two shares of common stock at an exercise price of $3.85 per share (110% of the per unit offering price) until the fifth anniversary of the date of issuance. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 282,000 units at the public offering price per unit, less the underwriting discounts and commissions, to cover over-allotments, if any. The offering is expected to close on or about August 15, 2022, subject to satisfaction of customary closing conditions.

The Company has received approval to list its Common Stock on the Nasdaq Capital Market under the symbol “NCRA,” with trading expected to begin on August 11, 2022. The Warrants will not be listed on Nasdaq or another exchange or quoted on the OTC Markets. In connection with the offering, the Company has amended its articles of incorporation to effectuate a reverse split of its issued and outstanding Common Stock at a ratio of 2-for-3, with fractional shares being rounded up to the nearest whole number. The Common Stock will be adjusted for the reverse stock split upon the commencement of trading on Nasdaq. The share numbers and pricing information in this release are adjusted to reflect the impact of the reverse stock split.

Spartan Capital Securities, LLC and Revere Securities LLC are acting as joint book-running managers for this offering.

A registration statement on Form S-1, as amended (File No. 333-264059), was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 10, 2022. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Spartan Securities, LLC, 45 Broadway, 9th Floor, New York, NY 10006 Attention: Syndicate Department, or via email at syndicate@spartancapital.com or telephone at (877) 772 -7818, or from Revere Securities, LLC, 650 Fifth Avenue, 35th Floor, New York, NY 10019 Attention: Syndicate Department, or via email at jbagley@reveresecurities.com or telephone at (212) 688-2350.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nocera

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculation aquaculture systems (RAS) for both fresh and saltwater fish and invests in fish farms by building high-tech RASs. The Company’s main business operation consists of the design, development, and production of large-scale RAS fish tank systems, aquaculture for fish farms along with expert consulting, technology transfer, and aquaculture project management services to new and existing aquaculture facilities and operators. For more information, please visit the company’s website at www.nocera.company.

1

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding the timing and success of the proposed offering and the Company’s reverse stock split of outstanding shares of Common Stock. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Actual results may differ materially from those included in these statements due to a variety of factors, including, but not limited to, whether its Common Stock begins trading on the Nasdaq Capital Market as expected and the consummation of the public offering as expected.

Further information on our risk factors is contained in our registration statement on Form S-1 (File No. 333-264059) that we have filed with the SEC and the final prospectus, when available. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Investor Contact:

Christine Petraglia

TraDigital IR

christine@tradigitalir.com

917-633-8980

2